UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):     April 5, 2007


                                  DERMISONICS, INC.
                ----------------------------------------------------
               (Exact name of registrant as specified in its charter)

Nevada                           000-32903               98-0233859
------                           ---------               ----------
(State or other jurisdiction     (Commission             (IRS Employer
of incorporation)                File Number)            Identification No.)


               2 Park Plaza, Suite 450, Irvine, California  92614
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                    (Address of principal executive offices)

Registrant's telephone number, including area code: 949-733-1101


               --------------------------------------------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     OTHER INFORMATION.

     On April 5, 2007, attorneys for Encapsulation Systems, Inc. ("ESI") notified the Company that ESI had filed a complaint in the United States District Court in the District of Nevada captioned "Encapsulation Systems, Inc. and Bruce Redding v. Dermisonics, Inc." (the "Complaint"). The Compliant includes causes of action brought by ESI against the Company for:

          (i) declaratory judgment concerning the ownership to rights in and to certain patents, patent applications, and other intellectual property (the "ESI Technology") relating to a transdermal drug delivery system sometimes referred to as the "U-Strip Technology," which ESI asserts have reverted back to ESI;

          (ii) declaratory. judgment. concerning. the ownership. rights. in certain patents,. patent. applications, and. other intellectual property pursuant to an employment agreement with Bruce Redding (the "Redding Technology") relating to a device. for the application of cosmetics and skin care sometimes referred to as the "U-Wand. Technology," which Mr. Redding asserts have been forfeited by the Company as a result of the breach of the employment agreement between Mr. Redding and the Company;

          (iii) payment of more than $680,000 in fees and expenses advanced by ESI for research and development ESI performed for the Company on the ESI Technology and the Redding Technology during the period from August 2004 to December 31, 2006; and

          (iv) payment of $430,000 to Bruce Redding pursuant to agreements with Mr. Redding in connection with his employment by the Company.

     ESI notified the Company in January 2007 that it considers the Company in breach of the Company's final payment obligation under the terms of the Asset Purchase Agreement (the "Agreement") between the Company and ESI dated June 9, 2004. The Agreement provided for 10 quarterly payments of $250,000 as part of the consideration for the purchase by the Company of patent and other rights relating to the "U-Strip Technology." The final $250,000 payment was due on December 1, 2006 (the "Final Payment"), subject to the Company's right to cure the default during the 30-day period following receipt of notice from ESI.

     Commencing on December 28, 2006, the Company engaged in negotiations with ESI regarding the extension of the 30-day cure period provided for in the Agreement. On December 28, 2006, the Board of Directors of the Company rejected an offer for a $500,000 capital infusion (the "$500,000 Offer"), which would have allowed for the payment of the $250,000 on a timely basis, based on the representation by Mr. Redding that ESI would permit a further extension of the cure period to allow the Company the time to raise the capital for the payment on terms more favorable to the Company than the $500,000 Offer. However, on December 29, 2006, Mr. Redding notified the Company that any decision to extend the cure period for the final payment would be determined by the ESI Board of Directors, with Mr. Redding abstaining from any vote on the matter.

     On January 23, 2007, the Company notified ESI's counsel that $250,000 of the funds held by such counsel in trust for the benefit of Redmoor Investment Ltd., one of ESI's creditors in a Chapter 11 bankruptcy, should be applied to the final payment under the Agreement. ESI has rejected that payment on the grounds that the terms of the Agreement do not require ESI to accept the offer from the Company to cure the default in the manner proposed by the Company and that the cure period had expired, and ESI has asserted that the patent rights and related technology purchased from ESI by the Company pursuant to the Agreement have reverted to ESI under the terms of the Agreement. The Company believes that the arrangement for payment of the $250,000 through ESI's counsel was valid tender of its payment obligation under the terms of the Agreement.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                DERMISONICS, INC.


Date: April 11, 2006                     By: /s/ Bruce H. Haglund
                                            ---------------------------
                                               Bruce H. Haglund, Chairman